Exhibit 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman and Chief Executive Officer

-Conference Call-

Second Quarter 2008 Earnings Announcement

July 24, 2008

Los Angeles, California

Thank you, Chris.

Good morning ladies and gentlemen, and thank you for joining us.

Today we are pleased to announce a record second quarter, with net income of $2.3 billion – a 63-percent increase compared to the second quarter of 2007. Net income for the first six months of 2008 was $4.1 billion, an increase of 58 percent over the comparable six-month period last year.

These results reflect not only the strong oil and natural gas prices which have generally benefited the industry, but also increased production across Oxy’s operations. Comparing the first six months of this year to the first six months of 2007, our total worldwide production has increased by about 7 percent, to an average daily production of 598,000 BOE per day – despite a labor dispute in Argentina during May, which is now settled.

Very shortly, Steve Chazen will discuss our results in more detail. But first, I would like to mention some recent developments that will enable us to further expand our worldwide production and create additional value for Oxy’s stockholders.

As most of you are aware, the majority of Oxy’s production is in the United States, which last year provided 63 percent of our total production and 75 percent of our proved reserves. We are the leading oil producer in the Permian Basin in southwest Texas and southeast New Mexico, with production at a rate of nearly 200,000 barrels of oil equivalent per day. In addition, we are the largest natural gas producer and the third-largest oil producer in California, where our current net total production averages 126,000 BOE per day.

And, we intend to strengthen Oxy’s North America position even further. Consequently, we are making a significant effort to increase our North America production with strategic acquisitions and increased drilling. In the coming months, we will increase our 2008 capital expenditures budget to a total of $4.7 billion. This year we plan on drilling and recompleting approximately 400 wells located in each of our key business areas throughout the United States: the Permian Basin in Texas and New Mexico, the Piceance Basin in northwest Colorado, our California operations, as well as in Argentina, Colombia and Libya.

A primary means of increasing production is through enhanced oil recovery, including carbon dioxide flooding, in which Oxy is an industry leader. We are now able to apply this technology to wells, which at lower oil prices, previously were not economical to operate with EOR techniques.

To that end, as announced last month, we will develop a hydrocarbon gas processing plant and related pipeline infrastructure in West Texas that will provide a new source of CO2 for enhanced oil recovery at our existing properties in the Permian Basin. The project is expected to add approximately 500 million barrels to our industry-leading reserves in the Permian over the next five years, at an attractive cost, all from assets we currently own. We project the new CO2 resources from SandRidge Energy will enable us to expand production in the Permian by a minimum of 50,000 barrels of oil per day within the next five years.

Adding further to our North American assets, last month, we agreed to purchase a 15-percent interest in the Total-operated Joslyn Oil Sands Project in Alberta, Canada. As you may know, this is one of the premier oil sands projects in the world, with over 8 billion barrels of hydrocarbons in place. We estimate recoverable reserves net to Oxy to be about 370 million barrels. We expect to spend approximately $2 billion over a number of years to develop these reserves, with production targeted to begin in 2014.

While we are emphasizing Oxy’s North America operations, we continue to pursue opportunities in the Middle East and North Africa that meet our stringent standards for financial return.

Last month I joined with officials from the Libya National Oil Company to formally sign new 30-year agreements, upgrading our existing petroleum contracts in Libya, covering fields with approximately 2.5 billion barrels of recoverable high-quality oil reserves. Oxy will play a key role in enabling Libya to achieve its goal of doubling oil production to more than 3 million barrels per day in the near future.

Also significant for Oxy’s continued potential growth in the Middle East/North Africa region is our pre-qualification by the government of Iraq to participate in discussions to develop a number of that country’s most prolific oil fields. As you are aware, development of these massive fields is a critical engine of growth for the Iraqi national economy. Depending on the security situation in Iraq, there is a possibility of projects being finalized by late next year.

With the first two quarters of 2008 now concluded, we are pleased with Oxy’s success and growth. In light of the excellent additions to our asset portfolio and promising projects in the pipeline, we expect 2008 to be another outstanding year for Oxy.

I’ll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

– Conference Call –

Second Quarter 2008 Earnings Announcement

July 24, 2008

Los Angeles, California

Thank you Ray.

Core results for the quarter were a record $2.3 billion, or $2.79 per diluted share, compared to $943 million, or $1.12 per diluted share in the second quarter of 2007.  The second quarter record core results beat the previous record set in the first quarter of 2008 by 26 percent.

Here’s the segment breakdown for the second quarter.

Oil and gas second quarter 2008 segment earnings were $3.806 billion, compared to $1.658 billion for the second quarter of 2007.  Oil and gas core results for the second quarter of 2007 were $1.632 billion, after excluding a gain from the sale of oil and gas interests.  The following accounted for the increase in oil and gas earnings between these quarters:

•                 Higher worldwide oil and gas price realizations resulted in an increase of $2.2 billion of earnings over the comparable period in 2007.  Occidental’s average realized crude oil price in the 2008 second quarter was $110.12 per barrel, an increase of 86 percent from the comparable period in 2007.  Oxy’s domestic average realized gas price for the quarter was $9.99 per mcf, compared with $7.07 per mcf for the second quarter 2007.

•                Worldwide oil and gas production for the second quarter of 2008 averaged 588,000 barrels of oil equivalent per day, an increase of over 5 percent, compared with 558,000 BOE production in the second quarter of last year.  The bulk of the production improvement was the result of 46,000 BOE per day from the Dolphin project which began production in the third quarter of 2007 and from the recently acquired domestic assets, partially offset by 15,000 BOE per day lower volumes from our Argentina operations due to a strike in the Santa Cruz province in May 2008, which I will discuss later, and lower production of 19,000 BOE per day caused by higher oil prices affecting our production sharing contracts.

•                 Dolphin contributed $101 million to after-tax income during the second quarter on sales volumes of 46,000 BOE per day.  Dolphin’s sales volumes decreased from the first quarter of 2008 due to the effect of higher prices on our production sharing contracts which have reached the cost recovery ceiling for this year.

•                  Exploration expense was $58 million in the quarter.

Oil and gas cash production costs for the first six months of 2008 were $14.08 a barrel compared to last year’s costs of $12.33 a barrel.  Approximately 47 percent of the increase is related to increased energy costs.  The increases reflected higher production and ad valorem taxes and field operating costs.  In the back half of the year we are boosting our expensed workover activity by 65 percent in order to increase production in a high price environment.

Chemical segment earnings for the second quarter of 2008 were $144 million.  Chemicals earned $158 million in last year’s second quarter.

Midstream segment earnings for the second quarter of 2008 were $161 million, an increase of $136 million from the second quarter of 2007 results.  The improvement was due to higher pipeline income from Dolphin, higher NGL margins in the gas processing business and improved margins on the marketing side.  Positive mark to market adjustments also contributed to pipeline and storage earnings during the second quarter of 2008.

The worldwide effective tax rate was 42 percent for the second quarter of 2008, in line with our prior guidance.

Let me now turn to Occidental’s performance during the first six months.

Net income was $4.143 billion, or $5.01 per diluted share for the first six months of 2008, compared with $2.624 billion, or $3.11 per diluted share for the same period of 2007.  The six months 2008 reported net income was another record and was 58 percent higher than the first six months of 2007 net income, the former record.  Income for the first six months of 2007 included $893 million, net of tax for the items noted on the schedule reconciling net income to core results.

Capital spending was $1.1 billion for the quarter and $2.0 billion for the first six months.

Cash flow from operations for the six months was $5.0 billion.  We used $2.0 billion of the company’s cash flow to fund capital expenditures, $2.3 billion for acquisitions, which included $450 million for the Libya contract bonus payments, and $415 million to pay dividends.  We spent

$860 million to repurchase 11.1 million common shares at an average price of $77.82 per share.  These and other net cash outflows decreased our $2.0 billion cash balance at the end of last year by $500 million to $1.5 billion at June 30.  Debt was $1.8 billion at the end of June, which was unchanged from December 31, 2007.

The weighted average basic shares outstanding for the six months were 822.5 million and the weighted average diluted shares outstanding were 826.9 million.  At June 30, there were 818.1 million basic shares outstanding and the diluted share amount was approximately 822.4 million.  The Board authorized repurchase of an additional 20 million shares, which brings the remaining share repurchase authorization to 35.2 million shares.

Oxy’s 2008 annualized return on equity was 35 percent, with annualized return on capital employed of 32 percent.

As we look ahead in the current quarter:

With regard to prices –

•                 A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $37 million. This sensitivity includes the impact of Dolphin.  Also included is the production sharing contract price impact of approximately 300 barrels per day.

•                 A swing of 50-cents per million BTUs in domestic gas prices has a $25 million impact on quarterly earnings before income taxes.

Additionally –

•                 We expect exploration expense to be about $90 to $110 million  for seismic and drilling for our exploration programs.

•                 We expect chemical segment earnings for the third quarter to be similar to the second quarter results with a range of $135 to $150 million.  Weakness in the construction and housing markets continues to impact domestic demand while higher feedstock and energy costs have reduced margins.  These factors have been partially offset by higher caustic soda prices and higher polyvinyl export volumes.  Despite difficult economic conditions and concerns over export opportunities over the balance of the year, we believe this range of earnings is likely.

•                 We expect our combined worldwide tax rate in the third quarter, to remain at about 42 percent.  Our second quarter U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

Capital Spending Programs

We are increasing our 2008 capital spending estimate to $4.7 Billion, which is an increase of $700 Million, or 17%. This additional money will be used to drill 254 additional new wells and complete 145 additional  capital workovers. Overall, this represents a 16% increase in new wells and a 12% increase in capital workovers.  A schedule detailing this increased capital activity in 2008 is included in the “Investor Relations Slides.”

The majority of the activity will be in California where we are adding 6 additional drilling rigs.  We will be expanding our rig fleet in the Elk Hills area by 5, drilling an additional 100 wells, mostly in shallow zones.  We have added 50 capital workovers to our activity in the second half of the year.  We are doubling the exploration wells in the Elk Hills area to 20.  In other California areas we are expanding existing developments -- primary, waterflood and steamflood.

We are also adding 6 drilling rigs in Latin America where in Argentina, we will be increasing drilling to offset the impact of the recent strike, during which we could not engage in any drilling activity. We are also carrying out an extensive workover program in Argentina. In Colombia we are expanding our drilling in the La Cira Infantas field.

In the Middle East/North Africa, additional wells are being drilled in the Masila area fields in Yemen. In Libya, we will be drilling four additional exploratory wells, three of which are under the new contract.

Finally, we are increasing our Midstream spending, primarily for the construction of the new West Texas gas processing plant and related pipeline which was announced at the end of June.

As we look at future production:

We expect oil and gas production to be in the range of 590,000 to 600,000 BOE per day during the third quarter, at approximately $125 WTI price.  The strike in Argentina’s Santa Cruz province lasted approximately five weeks and resulted in a complete shut in of all production and drilling activities in that region.  Production is back to approximately pre-strike levels.  In addition, drilling activity is expected to increase in the second half of the year with additional rigs that are being deployed.  As a result, the Argentine production is expected to increase by approximately 19,000 BOE per day from the second quarter levels.  Libya’s production is expected to be 8,000 BOE per day in the third quarter, with liftings of approximately 5,000 BOE per day.  The new contract terms reduce the Company’s share of production, offset by a reduction in tax rates, which result in more favorable economic terms.  Other operations are expected to have a net increase in production.

Shown in the “Investor Relations Slides” is a table which provides a daily production forecast using the first six months of this year as a base.  Production is expected to be 610,000 BOE per day in the second half of 2008 and total growth in 2008 will be 6%.  Due to higher prices, we’ve lost 13,000 BOE per day versus our initial $80 WTI outlook from production sharing contracts. Production is expected to be 650,000 BOE per day in 2009 and 705,000 BOE per day in 2010.  Our growth rate for 2009 is 8% and 8% for 2010.  The cumulative average growth rate is 7.3% for the 3-year period.

These estimates are all based on a WTI price of $111, consistent with the first six months of 2008.  At this price level, for every $5 change in WTI price, production will be inversely impacted by approximately 1,500 BOE/Day.

Recognizing the potential for fluctuations in project timing, we expect a range of 600,000 to 620,000 BOE per day in the last six months of 2008, 640,000 to 670,000 BOE per day in 2009 and 690,000 to 720,000 BOE per day in 2010.

We expect to increase production by expanding our drilling program in Elk Hills and surrounding areas, in plays such as the Antelope Shale and deeper pay zones where we have had recent exploration successes.  We are also planning various enhanced oil recovery projects such as the expansion of the successful Eastern Shallow Oil Zone waterflood.

In Ventura County, we have an active drilling and exploitation program in a deeper pay horizon beneath an existing successful waterflood, which is also being enhanced.

In the Wilmington field in Long Beach, we are planning to drill several delineation wells as a follow-up to a deeper exploration success.

In the Midcontinent/Rockies, we expect to double our gas production exit rate in the Piceance Basin by the end of the year from the current levels of 40 MMCFD to 80 MMCFD as a result of the 2008 drilling program and to 100 MMCFD in 2009 through our expanded development program.  In conjunction with the increased production, we are retro-fitting our Conn Creek gas plant and compression facility to double its capacity to 80 MMCFD by year end and to increase it to 100 MMCFD in 2009.  We currently have 40 MMCFD gas transportation capacity out of the Rockies.  Based on contracts in place, we will increase this capacity to 100 MMCFD and expect to finalize agreements for an additional 50 MMCFD for 2011.  Our joint venture with Plains is also expanding its drilling activity in the Piceance Basin, which should increase production from the current rate of 26 MMCFD to 36 MMCFD by the end of the year and to 44 MMCFD average rate by 2010.  In addition, we are pursuing oil exploration activity in Utah that we expect will add to production in that region.

In the Permian Basin, our ongoing drilling program is being accelerated around several plays to take advantage of the exploitation opportunities from acquisitions over the past year.  We are planning to expand our workover activity significantly by increasing our service rigs from 155 to 175 within the next year.  We are increasing our CO2 flood program through additional resources from Bravo Dome, which, together with the drilling program and the workover activity, is expected to increase our production over the next two years by approximately 10,000 barrels per day.  By 2010 we should also start seeing a positive impact on our production from additional CO2 resources as a result of the recently announced SandRidge transaction, which will enable us to increase our production by a minimum of 50,000 barrels of oil per day over the next five years.

In Latin America, our near field exploration program in Argentina continues to be successful, which has enabled us to identify multiple new drilling locations in addition to those in our current program.  We expect to achieve significant production growth by expanding our drilling in these and other areas with the addition of five high performance rigs.  In Colombia, we expect that growth in La Cira Infantas will largely offset the natural decline in Cano Limon.

Moving to the Middle East/North Africa, in Dolphin, the higher prices and success realized to date have resulted in a very rapid pace of cost recovery.  Consequently, at the $111 oil price, we will realize fewer barrels of production going into the future.

Libya’s net production will decline as a result of the new contract, which took effect at the end of the second quarter.  Based on current pricing, we expect earnings to increase 2 to 3 times under the new contract.  However, as a result of our increased capital development program, production will increase over the next five years to the former levels.  In Oman, development efforts in the giant Mukhaizna steam flood project  are on track and we expect to exit 2008 at a gross level of approximately 50,000 barrels per day.  Large scale drilling activity in the range of 200 wells per year, coupled with the introduction of multiple water treatment facilities to supply the steam generators, will allow us to increase gross production to the range of 80,000 barrels per day by year end 2009 and 115,000 barrels per day by year end 2010.  We expect our net production in Oman to double by 2010 to around 54,000 barrels per day.

In Qatar, we have agreed with the Government on a third phase development plan for the ISND Field.  This phase entails about 70 low risk, infill drilling projects, as well as further platform and pipeline enhancements over the 2008–2010 timeframe.  A third drilling rig has recently been added to perform a large number of rate enhancing work-over projects in ISND, and further development drilling activity is expected in the Al-Rayyan Field beginning in late 2008 / early 2009.  We expect these significant additional development activities to increase OXY’s net production in Qatar by as much as 20% by 2010 over 2008 levels.  Yemen’s production reflects a base decline in the Masila field.

It is important to note that this forecast is based on existing projects and does not contemplate any new projects or future acquisitions.

•                 Copies of the press release announcing our second quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

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